Shareholder Meetings


A Special Meeting of Shareholders of the Fund was held on August 22, 2006 for shareholders of record as of May 25, 2006, to approve a new Investment Advisory Agreement and, if applicable, Sub-Advisory Agreement for each of the following Portfolios. The votes regarding the approval of the new agreements were as follows:

Approve the new Investment Advisory Agreement:

						For		Against	 Abstain

Investment Trust			   44,302,615    1,277,050   	1,295,529

Legacy(1)			          9,578,949 	 155,180      298,653

Mid-Cap Value Equity (1)         32,104,990      595,348    1,554,039

Mid-Cap Growth Equity (2) 	   21,034,022      592,103    1,124,308

Aurora (2)			  	   33,188,808 	 897,775    2,529,088

Small/Mid-Cap Growth (2)   	    9,956,953      176,150      454,144

Small Cap Value Equity     	    5,489,858       30,689      201,538

Small Cap Core Equity (1)  	    1,972,303       62,144      292,427

Small Cap Growth Equity (1)	   17,256,373	 216,251      315,214

Global Science & Technology
Opportunities (1)			    2,393,141       64,567       39,468

Global Resources                  8,485,821	 149,254      145,684

All-Cap Global Resources	   26,052,789 	 252,699 	  330,806

Health Sciences
Opportunities (2)			   15,239,354	 344,589 	  581,109

U.S. Opportunities (2)		    2,535,745 	  65,595 	   68,624

Global Opportunities (1)	    1,606,226 	  55,552 	   19,598

International Opportunities (1)  14,527,270 	 239,969	  544,798

Asset Allocation (2)		   25,103,751 	 640,214 	  599,544

Approve the new Sub-Advisory Agreement:

						For		Against	 Abstain

Global Opportunities (1)	   1,608,948 	  55,421 	   17,007

International Opportunities (1) 14,537,217       233,650      541,170

Asset Allocation (2)		  25,093,344 	 646,675      603,491


1 - The Special Meeting of Shareholders was adjourned until
September 15, 2006
2 - The Special Meeting of Shareholders was adjourned until
September 27, 2006